Exhibit 16


December 30, 1998


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentleman:

We were previously the independent accountants for Titan Motorcycle Co. of America. On December 28, 1998, we were dismissed as the independent accountants of Titan Motorcycle Co. of America.

We have read Titan Motorcycle Co. of America's statements included under Item 4 of its Form 8-K dated December 28, 1998, and we agree with such statements.

Very truly yours,

/s/ Jones, Jensen & Company
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Jones, Jensen & Company